news release

NYSE: TC
TSX: TCM
November 12, 2013

THOMPSON CREEK METALS COMPANY REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

Denver, CO – Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a diversified North American mining company, announced today financial results for the three and nine months ended September 30, 2013, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated. References to C$ refer to Canadian dollars.

Third Quarter 2013 Highlights (compared to the same period in 2012, unless otherwise noted)

Operational:

•	Mt. Milligan commenced the start-up phase in September with initial production of 1,801 tons of copper-gold-silver concentrate.

•	Molybdenum production from the mines increased 39% to 8.5 million pounds, compared to 6.1 million pounds.

•	Average cash costs of molybdenum produced decreased 37% to $5.93 per pound, compared to $9.46 per pound.

•	Total sales of molybdenum increased 47% to 8.3 million pounds, compared to 5.6 million pounds.

Financial:

•	Operating income was $4.5 million, compared to an operating loss of $37.2 million.

•	Consolidated revenue increased 21% to $90.8 million, compared to $74.9 million.

•	Cash flow from operations was $19.5 million, compared to $3.3 million.

•	Net income totaled $13.8 million, or $0.06 per diluted share, compared to a net loss of $48.2 million, or $0.29 per diluted share.

•	Non-GAAP adjusted net loss was $7.6 million, or $0.04 per diluted share, compared to a non-GAAP adjusted net loss of $18.4 million, or $0.12 per diluted share.

Jacques Perron, Chief Executive Officer of Thompson Creek, said, “We are pleased to report the start-up at Mt. Milligan in September 2013, which resulted in the initial production of 1.1 million pounds of copper, 1,997 ounces of gold and 7,046 ounces of silver, each in concentrate. We expect to achieve our first sale of concentrate in the fourth quarter of this year. Operational performance has improved at both the Thompson Creek and Endako Mines in the third quarter, with increased production and significantly lower cash costs from a year earlier. With the continued price fluctuations of the commodities we produce, we remain focused on reducing costs throughout the Company, optimizing all of our operations, and strengthening our balance sheet.”

At Thompson Creek Mine, molybdenum production for the third quarter of 2013 was 5.7 million pounds at a cash cost of $4.30 per pound produced, compared to 4.3 million pounds at a cash cost of $7.87 per pound produced for the third quarter of 2012. The improvement in production and cash cost was primarily the result of the planned mine pit sequencing, transitioning into Phase 7 of production in the first half of 2012 and the suspension of waste stripping activity associated with the next phase of production.
At Endako Mine, the Company's 75% share of molybdenum production for the third quarter of 2013 was 2.8 million pounds at a cash cost of $9.23 per pound produced, compared to 1.8 million pounds at a cash cost of $13.19 per pound produced for the third quarter of 2012. During the third quarter of 2013, the Company obtained higher ore grades and mill recoveries from Endako Mine, primarily as a result of mining fresh ore versus stockpiled material together with optimization work performed by the Endako operations team, which improved production and cash costs per pound produced for the quarter. The Company is currently processing both mined and stockpiled material. While operating results continue to improve at Endako Mine, management expects to continue optimizing production operating activities, undertake additional cost savings and evaluate other measures at Endako in response to molybdenum market conditions.
The Company's sales of molybdenum for the third quarter of 2013 increased 47% to 8.3 million pounds, at an average realized sales price of $10.30 per pound, compared to 5.6 million pounds, at an average realized sales price of $12.85 per pound, for the third quarter of 2012.

Selected Consolidated Financial and Operational Information

(in millions, except per share amounts and statistics)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(unaudited)
Financial Information
Revenues
Molybdenum sales	$85.7	$72.6	$303.1	$291.8
Tolling, calcining and other	5.1	2.3	14.2	10.2
Total revenues	90.8	74.9	317.3	302.0
Costs and expenses
Operating expenses	64.1	85.7	206.4	290.8
Depreciation, depletion and amortization	14.4	17.0	44.7	48.1
Total cost of sales	78.5	102.7	251.1	338.9
Total costs and expenses	86.3	112.1	278.5	369.0
Operating income (loss)	4.5	(37.2)	38.8	(67.0)
Other (income) expense	(13.5)	27.0	40.3	33.8
Income (loss) before income and mining taxes	18.0	(64.2)	(1.5)	(100.8)
Income and mining tax (benefit)	4.2	(16.0)	3.0	(38.9)
Net income (loss)	$13.8	$(48.2)	$(4.5)	$(61.9)
Net income (loss) per share
Basic	$0.08	$(0.29)	$(0.03)	$(0.37)
Diluted	$0.06	$(0.29)	$(0.03)	$(0.37)
Cash generated by (used in) operating activities	$19.5	$3.3	$80.0	$(14.0)
Adjusted Non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$(7.6)	$(18.4)	$24.2	$(32.8)
Adjusted net income (loss) per share—basic (1)	$(0.05)	$(0.12)	$0.14	$(0.20)
Adjusted net income (loss) per share—diluted (1)	$(0.04)	$(0.12)	$0.14	$(0.20)
Operational Statistics
Molybdenum production (000's lb) (2)	8,536	6,139	22,751	14,682
Cash cost ($/lb produced) (3)	$5.93	$9.46	$6.36	$11.95
Molybdenum sold (000's lb):
TC Mine and Endako Mine product	7,432	3,280	22,265	12,657
Purchased and processed product	888	2,369	4,586	7,964
	8,320	5,649	26,851	20,621
Average realized sales price ($/lb) (1)	$10.30	$12.85	$11.29	$14.15
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(1)	See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)
Production pounds reflected are molybdenum oxide and high performance molybdenum disulfide ("HPM") from the Company's share of production from the mines, but exclude molybdenum processed from purchased product.

(3)
Weighted average of Thompson Creek and Endako Mines (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and start-up and commissioning costs. The cash cost for Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from Endako Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

Mt. Milligan Mine
During the three months ended September 30, 2013, the Company made capital expenditures of C$113.6 million for Mt. Milligan, consisting of C$99.4 million for the project, C$9.1 million for the permanent residence and C$5.1 million for operations. During the nine months ended September 30, 2013, the Company made capital expenditures of C$390.5 million for Mt. Milligan, consisting of C$370.9 million for the project, C$14.5 million for the permanent residence and C$5.1 million for operations.
Capital expenditures in 2013 were primarily related to the ongoing construction of the tailings storage facility, buildings and facilities (concentrator, truck shop, administration building, and primary and pebble crushers), mine development, mining equipment, commissioning activities, the permanent residence and operating capital.
The Company has spent C$1.52 billion in cash since the inception of the project through September 30, 2013. The Company currently estimates an aggregate of approximately C$1.57 billion to construct and develop Mt. Milligan, of which approximately C$50 million to C$55 million of expenditures remain to be spent through completion. The total does not include certain unsettled claims from contractors pertaining to work performed under contracts relating to the construction of Mt. Milligan. The Company currently estimates an additional C$45 to C$50 million of aggregate capital expenditures for the permanent operations residence, of which approximately C$27 to C$32 million of expenditures remain to be spent through completion. The permanent operations residence is expected to be completed in 2014.
During the third quarter of 2013, the Company began the commissioning and start-up phase of Mt. Milligan. While the majority of commissioning activities have been completed as of the date of this press release, the start-up activities are currently expected to continue into the first quarter of 2014, and the Company does not expect to achieve commercial production, defined as 30 days of 60% design capacity mill throughput, until the first quarter of 2014. However, in the fourth quarter of 2013, the Company expects Mt. Milligan will have produced more than a de minimis amount of saleable concentrate and, given the applicable US GAAP accounting rules, the Company's consolidated financial statements may reflect Mt. Milligan revenue and costs in operating income rather than start-up costs beginning in the fourth quarter of 2013, which may adversely impact operating margins. During the three and nine months ended September 30, 2013, the Company incurred start-up costs of $10.2 million, comprised of start-up expenses and $7.3 million of lower-of-cost-or-market product inventory write downs.

Endako Mine - Union
Since the second quarter of 2013, the Company has been negotiating a labor agreement with members of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the "Union") at Endako Mine. During the third quarter, the Union obtained from the unionized employees authorization to call a strike on 72 hours' notice to the Company. As of the date of this press release, the Union has not called a strike, and the Company and the Union continue to engage in negotiations regarding the terms of a new agreement.

Updated 2013 Guidance
The Company expects average annual production from Mt. Milligan to be higher during the first full six years of production at Mt. Milligan (approximately 89 million pounds of copper and 262,000 ounces of gold both in concentrate), compared to annual life-of-mine production. The Company expects to provide production, cash cost and capital spending guidance for 2014 once Mt. Milligan is fully operational and the 2014 operational budget and plan are finalized and approved by the Board of Directors.

The following table presents selected actual results for the first nine months of 2013 and expected results for both Thompson Creek Mine and Endako Mine for the full year 2013. Updated guidance for Thompson Creek Mine and Endako Mine for 2014 will be provided once their respective 2014 operational budgets and plans are finalized and approved by the Board of Directors.

	Nine Months Ended	Year Ended
	September 30, 2013 (Actual)	December 31, 2013 (Estimated, Including YTD Q3 2013)
Molybdenum
Molybdenum production (000's lb): (1)
TC Mine	16,063	20,000 - 22,000
Endako Mine (75% share)	6,688	9,500 - 10,000
Total molybdenum production (000's lb)	22,751	29,500 - 32,000
Cash cost ($/lb produced): (2)
TC Mine	$4.54	$ 4.50 - 4.75
Endako Mine	10.74	10.00 - 11.00
Total cash cost ($/lb produced)	$6.36	$ 6.25 - 6.75
Capital spending (in millions): (3)
Mt. Milligan (4)	$363.0	$ 410 - 420
Mt. Milligan permanent operations residence (5)	14.0	30 - 35
Mt. Milligan operations	5.1	15 - 20
TC and Endako Mines, Langeloth & other	5.4	8 - 10
Total capital spending	$387.5	$ 463 - 485
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(1)	Production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from our share of production from the mines but exclude molybdenum processed from purchased product.

(2)
Weighted average of Thompson Creek Mine and Endako Mine (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; and depreciation, depletion, amortization and accretion. The cash cost for Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from Thompson Creek Mine to the Langeloth Facility. The cash cost for Endako Mine in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from Endako Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

(3)	Canadian to US foreign exchange rate for the remainder of 2013 assumed at parity (C$1.00 = US$1.00).

(4)
Excluded capitalized interest and capitalized amortization of debt issuance costs of $73.7 million. Also excluded certain unsettled claims from contractors pertaining to work performed under contracts relating to the construction of Mt. Milligan.

(5)	Excluded $3.6 million of deposits made to one vendor, which occurred in the first quarter of 2013.

Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with US GAAP, management uses certain non-GAAP financial measures of the Company's financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP, and the presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.
Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share—Basic and Diluted
Adjusted net income (loss) and adjusted net income (loss) per share-basic and diluted are considered key measures by management in evaluating the Company's operating performance on a quarterly and annual basis. Management uses these measures in evaluating the Company's performance as they represent profitability measures that are not impacted by items that management believes do not directly reflect core operations, such as changes in the market price of the Company's previously outstanding warrants or foreign exchange gains or losses on intercompany notes, or significant non-cash items, such as asset impairments, that are considered non-recurring in nature. These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company's performance using the same measures as those used by management, and, as a result, the investor is afforded greater transparency in assessing our financial performance. Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.
Adjusted net income (loss) represents net income (loss) prepared in accordance with US GAAP, adjusted for significant non-cash items. For the three and nine months ended September 30, 2013, the significant non-cash items were the impact of foreign exchange gains and losses, which primarily relate to intercompany notes and fixed asset impairment and related tax effect. For the three and nine months ended September 30, 2012, the significant non-cash items were the impact of unrealized foreign exchange gains and losses, which primarily relate to intercompany notes, a non-cash goodwill impairment and gains on the fair value adjustment related to certain warrants that were outstanding until June 30, 2012.
During the third quarter of 2013, the Company negotiated a contract with U.S. Energy to sell land originally acquired by one of the Company's subsidiaries for easements related to the Mt. Emmons project, in respect of which the Company terminated its interest in 2011. The Company assessed the impact of this contract on the carrying value of the land, and recorded a pre-tax, non-cash write down of the land value $0.8 million, representing a write down to the land's fair value as of September 30, 2013, was recorded as other (income) expense in the Consolidated Statements of Operations and Comprehensive Income (Loss) in the third quarter and first nine months of 2013.
In connection with management's strategy to manage cash balances and fund the Company's operations, management may enter into intercompany loan arrangements. At times, the loans are denominated in currencies other than the measurement currency of one of the parties. US GAAP requires that notes that are intended to be repaid should not be considered a capital contribution, and, therefore, the foreign exchange fluctuations related to these loans impacts net income (loss) each period. At each period end, management compares the exchange rate between the Canadian and U.S. dollars to the exchange rate at the inception of the notes. The difference between those rates is recorded as an unrealized gain or loss on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) at each quarter-end.
As the loans are only between the Company and its subsidiaries, management does not consider unrealized gains or losses on these loans in its evaluation of the Company's financial performance, and believes that presentation of adjusted net income excluding these gains or losses provides useful information to investors regarding the Company's financial condition and results of operations.
During 2012, the Company suspended waste stripping activity associated with the next phase of production at Thompson Creek Mine. This decision, coupled with declines in molybdenum prices, represented significant changes in the Company's business requiring management to evaluate the Company's goodwill for impairment on an enterprise-wide basis during the third quarter of 2012. As a result of this evaluation, a goodwill impairment charge of $47.0 million, representing the remaining balance of goodwill, was recorded as other expense and (income) in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in the third quarter and first nine months of 2012.
In connection with the acquisition of Terrane Metals Corp. in 2010, the Company agreed to pay holders of common stock purchase warrants issued by Terrane certain share and cash consideration. Per guidance issued by the Emerging Issues Task Force, common stock purchase warrants with a strike price denominated in a currency other than the entity's reporting currency are not considered linked to equity and, therefore, are to be accounted for as derivatives. The Company thus accounted for the Terrane warrants as derivatives. The Company recorded a cumulative adjustment to retained earnings upon its acquisition of Terrane, and subsequent changes to the fair value of certain warrants were recorded to the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) at each quarter-end. The warrants expired in June 2012.
Adjusted net income (loss) per basic and diluted share is calculated using adjusted net income (loss), as defined above, divided by the weighted-average basic and weighted-average diluted shares outstanding during the period as determined in accordance with US GAAP.
The following tables reconcile net income (loss) presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per basic and diluted share for the three and nine months ended September 30, 2013 and 2012. All figures within the tables are unaudited and are presented in US$ in millions, except shares and per share amounts.

For the Three Months Ended September 30, 2013

	Net Income (Loss)	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net income (loss)	$13.8	171,452	$0.08	216,481	$0.06
Add (Deduct):
Fixed asset impairment	0.8	171,452	—	216,481	—
Tax benefit of fixed asset impairment	(0.3)	171,452	—	216,481	—
Gain on foreign exchange (1)	(23.8)	171,452	(0.14)	216,481	(0.11)
Tax expense on foreign exchange gain	1.9	171,452	0.01	216,481	0.01
Non-GAAP adjusted net income (loss)	$(7.6)	171,452	$(0.05)	216,481	$(0.04)
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(1)	Included $0.4 million of foreign exchange losses in the deferred tax expense for the third quarter of 2013.

For the Three Months Ended September 30, 2012

	Net Income (Loss)	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net income (loss)	$(48.2)	168,710	$(0.29)	168,710	$(0.29)
Add (Deduct):
Goodwill impairment	47.0	168,710	0.28	168,710	0.28
Gain on foreign exchange	(21.3)	168,710	(0.13)	168,710	(0.13)
Tax expense on foreign exchange gain	4.1	168,710	0.02	168,710	0.02
Non-GAAP adjusted net income (loss)	$(18.4)	168,710	$(0.12)	168,710	$(0.12)

For the Nine Months Ended September 30, 2013

	Net Income (Loss)	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net income (loss)	$(4.5)	170,939	$(0.03)	170,939	$(0.03)
Add (Deduct):
Fixed asset impairment	0.8	170,939	—	170,939	—
Tax benefit of fixed asset impairment	(0.3)	170,939	—	170,939	—
Loss on foreign exchange (1)	30.4	170,939	0.18	170,939	0.18
Tax benefit on foreign exchange loss	(2.2)	170,939	(0.01)	170,939	(0.01)
Non-GAAP adjusted net income (loss)	$24.2	170,939	$0.14	170,939	$0.14
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(1)	Included $0.4 million of foreign exchange losses in the deferred tax expense for the nine months ended September 30, 2013.

For the Nine Months Ended September 30, 2012

	Net Income (Loss)	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net income (loss)	$(61.9)	168,312	$(0.37)	168,312	$(0.37)
Add (Deduct):
Unrealized gain on common stock purchase warrants	(1.8)	168,312	(0.01)	168,312	(0.01)
Goodwill impairment	47.0	168,312	0.28	168,312	0.28
Gain on foreign exchange	(20.0)	168,312	(0.12)	168,312	(0.12)
Tax expense on foreign exchange gain	3.9	168,312	0.02	168,312	0.02
Non-GAAP adjusted net income (loss)	$(32.8)	168,312	$(0.20)	168,312	$(0.20)

Cash Cost per Pound Produced, Weighted-Average Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold
For the Company's molybdenum mines, cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are considered key measures by management in evaluating the Company's operating performance. Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are not measures of financial performance, nor do they have a standardized meaning prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management uses these measures to evaluate the operating performance at each of its molybdenum mines, as well as on a consolidated basis, as measures of profitability and efficiency. Management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company's performance using the same measures as those used by management and, as a result, the investor is afforded greater transparency in assessing the Company's financial performance. Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.
Cash cost per pound produced of molybdenum represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced at each mine in the period. Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred. Cash cost per pound produced excludes the effects of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-

based compensation; other non-cash employee benefits and depreciation, depletion, amortization and accretion. Cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. The weighted-average cash cost per pound produced of molybdenum represents the cumulative total of the cash costs for the Thompson Creek Mine and the Endako Mine (75% share) divided by the cumulative total production from the Thompson Creek Mine and the Endako Mine (75% share).
The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold for the Company's molybdenum mines.
The following tables provides a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in the Company's Condensed Consolidated Statements of Operations and Comprehensive Loss in the determination of net loss. All figures within the tables are unaudited and are presented in US$ in millions, except shares and per share amounts.

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Operating Expenses	Pounds Produced(1)	$/lb	Operating Expenses	Pounds Produced(1)	$/lb
	(in millions)	(000's lbs)		(in millions)	(000's lbs)
TC Mine
Cash costs—Non-GAAP(2)	$24.6	5,716	$4.30	$33.9	4,302	$7.87
Add/(Deduct):
Stock-based compensation	0.2			—
Inventory and other adjustments	6.6			(9.5)
GAAP operating expenses	$31.4			$24.4
Endako Mine
Cash costs—Non-GAAP(2)	$26.0	2,820	$9.23	$24.2	1,837	$13.19
Add/(Deduct):
Stock-based compensation	0.1			0.1
Inventory and other adjustments	(6.4)			2.2
GAAP operating expenses	$19.7			$26.5
Other operations GAAP operating expenses(3)	$13.0			$34.8
GAAP consolidated operating expenses	$64.1			$85.7
Weighted-average cash cost—Non-GAAP	$50.6	8,536	$5.93	$58.1	6,139	$9.46

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Operating Expenses	Pounds Produced(1)	$/lb	Operating Expenses	Pounds Produced(1)	$/lb
	(in millions)	(000's lbs)		(in millions)	(000's lbs)
TC Mine
Cash costs—Non-GAAP(2)	$72.9	16,063	$4.54	$103.5	10,268	$10.08
Add/(Deduct):
Stock-based compensation	0.7			0.5
Inventory and other adjustments	16.6			(3.8)
GAAP operating expenses	$90.2			$100.2
Endako Mine
Cash costs—Non-GAAP(2)	$71.8	6,688	$10.74	$71.9	4,414	$16.29
Add/(Deduct):
Stock-based compensation	0.3			0.4
Inventory and other adjustments	(15.3)			5.0
GAAP operating expenses	$56.8			$77.3
Other operations GAAP operating expenses(3)	$59.4			$113.3
GAAP consolidated operating expenses	$206.4			$290.8
Weighted-average cash cost—Non-GAAP	$144.7	22,751	$6.36	$175.4	14,682	$11.95

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(1)	Production pounds are molybdenum oxide and HPM from the Company's share of the production from the mines, but exclude molybdenum processed from purchased product.

(2)
Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and start-up and commissioning costs. The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility.

(3)
Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of Thompson Creek Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial results is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its third quarter 2013 financial results on Wednesday, November 13, 2013 at 8:30 am Eastern Time. To participate in the call, please dial 1 (888) 710-4007. A live audio webcast of the conference call will be available at http://www.visualwebcaster.com/event.asp?id=96529 and www.thompsoncreekmetals.com. An archived recording of the conference call/webcast will be available at 1 (888) 203-1112 (access code 9288198) from 11:30 a.m. ET on November 13, 2013 to 11:59 p.m. ET on November 20, 2013.

About Thompson Creek Metals Company Inc.
Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 100%-owned Mt. Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected development of Mt. Milligan and other projects, including expected commercial production commencement dates; and estimates of Mt. Milligan development costs; future operating plans and goals; and future molybdenum, copper and gold prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Barbara Komorowski
Director, Investor Relations and Corporate Responsibility	Renmark Financial Communications Inc.
Thompson Creek Metals Company	Tel: (514) 939-3989
Tel: (303) 762-3526

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in millions, except share data)	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$322.8	$526.8
Accounts receivable	44.8	52.9
Accounts receivable-related parties	6.5	6.4
Product inventory	98.8	110.8
Material and supplies inventory	67.8	48.4
Prepaid expenses and other current assets	8.1	5.8
Income and mining taxes receivable	5.6	16.0
Restricted cash	21.8	37.1
	576.2	804.2
Property, plant, equipment and development, net	2,824.4	2,538.9
Restricted cash	5.7	5.7
Reclamation deposits	7.5	30.1
Other assets	27.3	31.3
	$3,441.1	$3,410.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$110.6	$128.5
Income, mining and other taxes payable	0.6	0.6
Current portion of Gold Stream deferred revenue	22.7	—
Current portion of long-term debt	15.3	16.6
Current portion of long-term capital lease obligations	20.6	14.1
Deferred income tax liabilities	9.4	5.9
Other current liabilities	12.3	13.8
	191.5	179.5
Gold Stream deferred revenue	758.8	669.6
Long-term debt	910.7	921.8
Long-term capital lease obligations	71.6	58.0
Other liabilities	7.3	5.3
Asset retirement obligations	36.1	36.6
Deferred income tax liabilities	105.3	137.5
	2,081.3	2,008.3
Commitments and contingencies
Shareholders' equity
Common stock, no-par, 171,452,069 and 168,726,984 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	1,028.9	1,017.9
Additional paid-in capital	229.7	233.8
Retained earnings	87.8	92.3
Accumulated other comprehensive income (loss)	13.4	57.9
	1,359.8	1,401.9
	$3,441.1	$3,410.2

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES
Molybdenum sales	$85.7	$72.6	$303.1	$291.8
Tolling, calcining and other	5.1	2.3	14.2	10.2
Total revenues	90.8	74.9	317.3	302.0
COSTS AND EXPENSES
Cost of sales
Operating expenses	64.1	85.7	206.4	290.8
Depreciation, depletion and amortization	14.4	17.0	44.7	48.1
Total cost of sales	78.5	102.7	251.1	338.9
Selling and marketing	1.4	1.4	6.4	4.5
Accretion expense	0.6	0.5	2.0	1.6
General and administrative	5.1	7.0	17.7	22.1
Exploration	0.7	0.5	1.3	1.9
Total costs and expenses	86.3	112.1	278.5	369.0
OPERATING INCOME (LOSS)	4.5	(37.2)	38.8	(67.0)
OTHER (INCOME) EXPENSE
Goodwill impairment	—	47.0	—	47.0
Start-up costs	10.2	0.2	10.3	5.3
Change in fair value of common stock purchase warrants	—	—	—	(1.8)
(Gain) loss on foreign exchange	(24.2)	(21.3)	30.0	(20.0)
Interest and finance fees	0.7	1.5	0.9	4.5
Interest income	(0.4)	(0.5)	(0.9)	(0.9)
Other	0.2	0.1	—	(0.3)
Total other (income) expense	(13.5)	27.0	40.3	33.8
Income (loss) before income and mining taxes	18.0	(64.2)	(1.5)	(100.8)
Income and mining tax expense (benefit)	4.2	(16.0)	3.0	(38.9)
NET INCOME (LOSS)	$13.8	$(48.2)	$(4.5)	$(61.9)
COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	29.4	62.0	(44.5)	54.4
Total other comprehensive income (loss)	29.4	62.0	(44.5)	54.4
Total comprehensive income (loss)	$43.2	$13.8	$(49.0)	$(7.5)

NET INCOME (LOSS) PER SHARE
Basic	$0.08	$(0.29)	$(0.03)	$(0.37)
Diluted	$0.06	$(0.29)	$(0.03)	$(0.37)
Weighted-average number of common shares
Basic	171.5	168.7	170.9	168.3
Diluted	216.5	168.7	170.9	168.3

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net income (loss)	$13.8	$(48.2)	$(4.5)	$(61.9)
Items not affecting cash:
Goodwill impairment	—	47.0	—	47.0
Change in fair value of common stock purchase warrants	—	—	—	(1.8)
Depreciation, depletion and amortization	14.4	17.0	44.7	48.1
Accretion expense	0.6	0.5	2.0	1.6
Amortization of finance fees	—	0.9	—	2.1
Stock-based compensation	1.6	1.5	4.9	4.8
Product inventory write downs	11.8	21.6	23.4	42.5
Deferred income tax benefit	1.4	(11.7)	(8.9)	(34.4)
Unrealized loss on derivative instruments	—	(0.4)	—	1.7
Unrealized foreign exchange (gain) loss	(24.3)	(20.0)	30.0	(21.4)
Change in working capital accounts	0.2	(4.9)	(11.6)	(42.3)
Cash generated by (used in) operating activities	19.5	3.3	80.0	(14.0)
INVESTING ACTIVITIES
Capital expenditures	(112.9)	(203.7)	(387.5)	(584.9)
Capitalized interest payments	(19.1)	(1.3)	(54.5)	(14.4)
Restricted cash	3.1	(7.2)	14.3	4.7
Disposition of assets	—	—	0.2	—
Reclamation refunds	27.9	—	28.1	24.3
Reclamation deposits	(6.8)	—	(7.0)	—
Cash used in investing activities	(107.8)	(212.2)	(406.4)	(570.3)
FINANCING ACTIVITIES
Proceeds from the Gold Stream Arrangement	12.9	120.0	111.9	210.0
Proceeds from senior unsecured note issuance	—	—	—	200.0
Proceeds from tangible equity units	—	—	—	220.0
Proceeds from sales leaseback transactions	—	49.3	37.8	49.3
Down payments on capital lease transactions	—	—	(4.6)	—
Repayments of sale leaseback obligations	(3.5)	—	(7.6)	—
Repayments of capital lease obligations	(1.5)	(6.2)	(5.5)	(7.4)
Repayments of long-term debt	(4.6)	(4.4)	(12.8)	(6.6)
Issuance costs related to equity portion of tangible equity units	—	—	—	(6.4)
Debt issuance costs	—	(3.0)	—	(11.2)
Proceeds (costs) from issuance of common shares, net	0.7	0.6	0.9	(0.3)
Cash generated by financing activities	4.0	156.3	120.1	647.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH	4.3	2.8	2.3	2.1
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(80.0)	(49.8)	(204.0)	65.2
Cash and cash equivalents, beginning of period	402.8	409.5	526.8	294.5
Cash and cash equivalents, end of period	$322.8	$359.7	$322.8	$359.7